EXHIBIT 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Sysorex Global Holdings Corp. on Form S-1 Amendment No 6 (File No. 333-191648) of our report dated March 12, 2014, with respect to our audits of the consolidated financial statements of Shoom, Inc. as of August 31, 2013 and December 31, 2012 and for the eight months ended August 31, 2013 and for the year ended December 31, 2012, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, New York

April 4, 2014